Filed Pursuant to Rule 424(b)(3)
Registration No. 333-150479

PROSPECTUS SUPPLEMENT NO. 1
to Prospectus declared
effective on May 14, 2008
(Registration No. 333-150479)

INTELGENX TECHNOLOGIES CORP.

This Prospectus Supplement No. 1 supplements our Prospectus dated May 13, 2008, and should be read in conjunction therewith. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

  the attached Interim Report on Form 10-Q, for the quarterly period ended March 31, 2008

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "IGXT".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is May 22, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: March 31, 2008

or

☐     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to _____________

Commission File No. 000-31187

INTELGENX TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

DELAWARE	87-0638336
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

6425 Abrams, Ville Saint Laurent, Quebec H4S 1X9, Canada
-------------------------------------------------------------
(Address of principal executive offices)

(514) 331-7440
--------------------------------------------------------------
(Issuer's telephone number)

(Former Name, former Address, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒       No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐            Accelerated filer ☐            Non-accelerated filer ☐            Smaller reporting company ☒

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
PROCEEDS DURING THE PRECEDING FIVE YEARS

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.

Yes ☐       No ☐

APPLICABLE TO CORPORATE ISSUERS:

20,740,002 shares of the issuer’s common stock, par value $.00001 per share, were issued and outstanding as of May 12, 2008.

IntelGenx Technologies Corp.
Form 10-Q

IntelGenx Technologies Corp.
Consolidated Interim Financial Statements
March 31, 2008
Expressed in U.S. Funds
(Unaudited)

Contents

Balance Sheet	2

Statement of Shareholders' Equity	3

Statement of Operations and Comprehensive Loss	4

Statement of Cash Flows	5

Notes to Interim Financial Statements	6 - 13

IntelGenx Technologies Corp.
Consolidated Interim Balance Sheet
As at March 31, 2008
Expressed in U.S. Funds
(Unaudited)

	March 31,	December 31,
	2008	2007
Assets
Current
Cash and cash equivalents	$2,879,200	$330,967
Accounts receivable	261,764	427,476
Income taxes recoverable	-	11,028
Prepaid expenses	43,386	23,443
Investment tax credits receivable	228,694	243,006
	3,413,044	1,035,920
Property and Equipment	218,366	235,244

	$3,631,410	$1,271,164
Liabilities
Current
Accounts payable and accrued liabilities	742,268	261,485
Loan Payable, Shareholder	97,723	101,193
Convertible Notes, less unamortized discount and deferred charges of $908,411 ($1,082,366 in 2007) (note 5)	486,830	417,634
Deferred Income Tax Liability	243,572	278,988
Shareholders' Equity
Capital Stock (note 6)	202	162
Additional Paid-in Capital (note 7)	4,437,457	2,071,818
Accumulated Other Comprehensive Income	5,437	58,542
Deficit	(2,382,079)	(1,918,658)
	2,061,017	211,864
	$3,631,410	$1,271,164

See accompanying notes

Approved on Behalf of the Board

/S/ Horst G. Zerbe

/S/ J. Bernard Boudreau

IntelGenx Technologies Corp.
Consolidated Interim Statement of Shareholders' Equity
For the Three-Month Period Ended
March 31, 2008
Expressed in U.S. Funds
(Unaudited)

				Accumulated
			Additional	Other		Total
	Capital Stock		Paid-In	Comprehensive		Shareholders'
	Number	Amount	Capital	Income (Loss)	Deficit	Equity

Balance - December 31, 2007	16,157,146	$162	$ 2,071,818	$58,542	$(1,918,658)	$211,864
Foreign currency translation adjustment for the period	-	-	-	(53,105)	-	(53,105)
Issue of common stock, net of transaction costs of
$415,290 (note 6)	4,001,000	40	1,712,630	-	-	1,712,670
Warrants issued, net of transaction costs of $131,291 (note 7)	-	-	541,449	-	-	541,449
Warrants exercised (note 7)	5,186	-	-	-	-	-
Agent’s options (note 6)	-	-	95,000	-	-	95,000
Stock-based compensation	-	-	16,560	-	-	16,560
Net loss for the period	-	-	-	-	(463,421)	(463,421)
Balance - March 31, 2008	20,163,332	$202	$ 4,437,457	$5,437	$(2,382,079)	$2,061,017

See accompanying notes

IntelGenx Technologies Corp.
Consolidated Interim Statement of Shareholders' Equity
For the Three-Month Period Ended March 31, 2008
Expressed in U.S. Funds
(Unaudited)

	For the Three-Month Period
	Ended March 31,

	2008	2007

Revenue	$144,997	$87,455
Interest	13,104	-
	158,101	87,455
Expenses
Research and development	337,624	103,865
Research and development tax credits	(44,852)	(21,340)
Management salaries	107,523	24,601
General and administrative	48,169	32,478
Professional fees	118,436	63,860
Depreciation	13,604	9,278
Foreign exchange	(51,502)	788
Interest and financing fees	127,936	13,767
	656,938	227,297
Loss Before Income Taxes	(498,837)	(139,842)
Income taxes (note 8)	(35,416)	-
Net Loss	(463,421)	(139,842)
Other Comprehensive Income (Loss)
Foreign currency translation adjustment	(53,105)	1,290

Comprehensive Loss	$(516,526)	$(138,552)
Basic Weighted Average Number of Shares
Outstanding	16,123,812	16,007,489
Basic and Diluted Loss Per Common Share (note 10)	$(0.03)	$(0.01)

See accompanying notes

IntelGenx Technologies Corp.
Consolidated Interim Statement of Shareholders' Equity
For the Three-Month Period Ended March 31, 2008
Expressed in U.S. Funds
(Unaudited)

	For the Three-Month
	Period Ended March 31,

	2008	2007
Funds Provided (Used) -
Operating Activities
Net loss	$(463,421)	$(139,842)
Depreciation	13,604	9,278
Investor relations services	-	31,739
Stock-based compensation	16,560	24,395
Interest accretion and amortization of debenture costs	97,498	-
Deferred income taxes	(35,416)	-
	(371,175)	(74,430)
Changes in non-cash operating elements of working capital	651,893	(67,628)
	280,718	(142,058)
Financing Activities
Repayment of long-term debt	-	(5,975)
Issue of common stock	2,800,700	-
Transaction costs	(451,581)	-
	2,349,119	(5,975)

Investing Activities
Additions to property and equipment	(4,370)	(3,606)
Increase (Decrease) in Cash and Cash Equivalents	2,625,467	(151,639)
Effect of Foreign Exchange on Cash and Cash Equivalent	(77,234)	(92)
Cash and Cash Equivalents
Beginning of Period	330,967	227,578
End of Period	$2,879,200	$75,847

See accompanying notes

IntelGenx Technologies Corp.
Notes to Consolidated Interim Financial Statements
March 31, 2008
Expressed in U.S. Funds
(Unaudited)

1.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and item 310(b) of Regulation S-B and are prepared using the same accounting policies as outlined in note 4 of IntelGenx Technologies Corp. financial statements for the year ended December 31, 2007 and 2006. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008. The unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the IntelGenx Technologies Corp. audited financial statements for the years ended December 31, 2007 and 2006.

2.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has reported an accumulated deficit of $2,382,079 (2007 - $1,918,658). To date, these losses have been financed principally through capital stock, long-term debt and debt from related parties. Additional capital and/or borrowings will be necessary in order for the Company to continue in existence and attaining profitable operations.

Management has continued to develop a strategic plan to build a management team, maintain reporting compliance and establish contracts with pharmaceutical companies. Management anticipates generating revenue through development contracts during the year. The Company has raised additional cash through the issuance of common shares in the three month period ended March 31, 2008. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

3.

Adoption of New Accounting Standards

Fair Value Measurements

SFAS 157 is effective for financial assets and liabilities in fiscal years beginning after November 15, 2007, and for non-financial assets and liabilities in fiscal years beginning after November 15, 2008. The Company adopted SFAS 157 for financial assets and liabilities in the first quarter of fiscal 2008 with no material impact to the consolidated financial statements. The Company is currently evaluating the potential impact of the application of SFAS 157 on the non-financial assets and liabilities found on its consolidated financial statements.

IntelGenx Technologies Corp.
Notes to Consolidated Interim Financial Statements
March 31, 2008
Expressed in U.S. Funds
(Unaudited)

3.

Adoption of New Accounting Standards (Cont’d)

SFAS No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis. SFAS No. 157 requires new disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories: Level 1: Quoted market prices in active markets for identical assets or liabilities. Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data. Level 3: Unobservable inputs that are not corroborated by market data. In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to SFAS No. 157. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

Fair Value of Financial Instruments

The table below presents the carrying value and fair value of Company’s financial instruments. The disclosure excludes leases. The fair value represents management’s best estimates based on a range of methodologies and assumptions. The carrying value of receivables and payables arising in the ordinary course of business, the investment tax credits receivable and the convertible notes approximate fair value because of the relatively short period of time between their origination and expected realization. The loan payable, shareholder is presumed to have a fair value measured by the cash proceeds exchanged at issuance in accordance with APB-21.

	March 31, 2008		December 31, 2007
	Carrying	Estimated	Carrying	Estimated Fair
	Value	Fair Value	Value	Value
Financial assets
Cash and cash equivalents	$2,879,200	$2,879,200	$330,967	$330,967
Investment tax credits receivable	$228,694	$228,694	$243,006	$243,006

Financial liabilities
Loan payable, shareholder	$97,723	$97,723	$101,193	$101,193
Convertible notes	$486,830	$486,830	$417,634	$417,634

IntelGenx Technologies Corp.
Notes to Consolidated Interim Financial Statements
March 31, 2008
Expressed in U.S. Funds
(Unaudited)

3.

Adoption of New Accounting Standards (Cont’d)

The convertible notes use significant unobservable inputs and thus are shown as Level 3 hierarchy items. The fair value of the convertible notes is calculated by discounting the stream of future payments of interest and principal at the prevailing market rate for a similar liability that does not have an associated equity component. Results of discounted cash flow calculations may be adjusted, as appropriate, to reflect other market conditions or the perceived changes in credit risk of the borrower. The following summarizes the changes in the fair value of the convertible notes for the three month period ending March 31, 2008:

Opening Balance, December 31, 2007	$417,634
Interest accretion and amortization of debenture cost	97,498
Interest paid during the period	(28,302)

Ending Balance, March 31, 2008	$486,830

4.

Significant Accounting Policies

Recently Issued Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board issued SFAS Statement No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161"). This standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact, if any, that this statement will have on its disclosures related to derivative instruments and hedging activities.

5.

Convertible Notes

On May 22, 2007 the Company entered into convertible note agreements with certain institutional and accredited investors for amounts totalling $1,500,000. The convertible notes bear interest at the rate of 8% per annum and are repayable on March 22, 2009. Interest is payable quarterly and payments commenced on July 1, 2007. The notes are convertible into common stock of the Company, at the option of the holders, at a rate of $0.70 per share. The Company also issued to the holders 2,142,857 stock purchase warrants exercisable at $1.02 per share before May 22, 2012.

The Company paid approximately $229,323 in cash consideration and issued warrants with a fair value of $82,993 in consideration for transaction costs. These transaction costs were allocated between the convertible debt and the warrants based on their relative fair value.

IntelGenx Technologies Corp.
Notes to Consolidated Interim Financial Statements
March 31, 2008
Expressed in U.S. Funds
(Unaudited)

5.

Convertible Notes (Cont’d)

The Company may, at its option, elect to pay the interest by the issuance of shares of common stock. The number of shares is to be determined by dividing the amount of the interest payment by the number which is 85% of the average market price of the Company's common shares for the 20 trading days immediately prior to the interest payment date assuming the average market price is equal or greater than $0.70 as adjusted for reverse and forward share split, recapitalizations and the like that occur after the date of the Securities Purchase Agreements.

In accordance with EITF Issue 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", the Company recognized the value of the embedded beneficial conversion feature of $490,093 as additional paid-in capital and an equivalent discount which will be expensed over the term of the convertible notes. In addition, in accordance with EITF Issue 00-27 "Application of Issue No.98-5 to Certain Convertible Instruments", the Company has allocated the proceeds of issuance between the convertible notes and the detachable warrants based on their relative fair value. Accordingly, the Company recognized the fair value of the detachable warrants of $490,093 as additional paid-in capital and an equivalent discount against the convertible notes. The difference between the face amount of the convertible notes and their carrying value is amortized over the life of the convertible notes. The Black-Scholes Model was used to calculate the fair value of the warrants.

The underlying assumptions included in the Black-Scholes Model were as follows:

Expected volatility	64%
Contractual life	5 years
Risk-free interest rate	4.39%
Dividend yield	Nil

Substantially all of the assets of the Company have been pledged as security of the convertible notes. For the three months ended March 31, 2008, $28,714 (2007- $Nil) of interest has been paid, and $97,498 (2007- $Nil) of interest has been accreted. In the first quarter of 2008, no convertible notes were exchanged for shares of common stock.

IntelGenx Technologies Corp.
Notes to Consolidated Interim Financial Statements
March 31, 2008
Expressed in U.S. Funds
(Unaudited)

6.

Capital Stock

	March 31,	December 31,
	2008	2007
Authorized -
100,000,000 common shares of $0.00001 par value
20,000,000 preferred shares of $0.00001 par value
Issued -
20,163,332 (2007 - 16,157,146) common shares	$202	$162

On March 27, 2008, as part of a private placement, the Company issued 4,001,000 units for gross proceeds of $2,800,700. Each unit consists of one common share of the Company and one common share purchase warrant. Each warrant entitles the holder to purchase one common share at an exercise price of $1.02 per common share and expires 24 months after the date of issuance. Proceeds were allocated between the common shares and the warrants based on their relative fair value. The common shares were recorded at a value of $2,127,960. (See note 8 for the portion allocated to the warrants.)

The Company paid an agent a cash commission in the amount of $196,000, which is equal to 7% of the gross proceeds of the offering and issued an agent option entitling the agent to acquire 320,080 units (consisting of one common share and one common share purchase warrant) at $0.70 per unit, which expires 24 months after the date of issuance. Each common share purchase warrant included in the unit entitles the holder to purchase one common share at an exercise price of $1.02 per common share and expires 24 months after the date of issuance of the unit. In addition, the Company paid approximately $256,000 in cash consideration for other transaction costs. All the above transaction costs have been reflected as a reduction of the common shares and the warrants based on their relative fair values.

Pursuant to the terms of the private placement, the Company is obliged to use its best efforts to (i) have the common shares listed on the TSX Venture Exchange, and (ii) prepare and file with, and have declared effective, by the U.S. Securities and Exchange Commission, a resale registration statement in respect of the common shares and the warrants issued to subscribers as well as those issuable upon exercise of the agents warrants, all prior to 4 months after March 27, 2008. In the event that these provisions are not satisfied within 4 months, the exercise price of the warrants shall be reduced to $0.93. In addition, if the Company is not listed on the TSX Venture Exchange within 2 months of the private placement, the Company shall: (i) pay to each subscriber under this private placement a cash penalty in the amount of 5% of the aggregate subscription price paid by the subscriber and an additional 1% of the aggregate subscription price for every subsequent calendar month thereafter that the listing is not effected, to a maximum of 3 months; and (ii) reduce the exercise price of the agent’s option by 5% with an additional 1% for every subsequent calendar month thereafter that the listing is not effective. Pursuant to FSP EITF 00-19-2 "Accounting In Registration Payment Arrangements", the Company concluded that at inception, payments under these commitments are not probable. The Company’s assessment as at March 31, 2008 has not changed.

IntelGenx Technologies Corp.
Notes to Consolidated Interim Financial Statements
March 31, 2008
Expressed in U.S. Funds
(Unaudited)

7.

Additional Paid-In Capital

Stock Options

No stock options were granted during the first quarter of 2008 and, as at March 31, 2008, no stock options were exercised.

During the first quarter of 2008, the Company recognized $16,560 in stock-based compensation granted in 2006 (2007- $24,395). As at March 31, 2008, the Company has $79,894 (2007- $98,133) of unrecognized stock-based compensation.

On March 27, 2008, IntelGenx Technologies Corp. issued 320,080 agent’s options exercisable into one common share and one stock purchase warrant per agent’s option. The exercise price of the option and the stock purchase warrant are $0.70 and $1.02 respectively and they expire on March 27, 2010. As at March 31, 2008, no agent’s options were exercised. The agent’s options were issued as part of the transaction costs in connection with the private placement described in note 6. The agent’s options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of $95,000, using the assumptions below:

Expected volatility	77%
Expected life	2 years
Risk-free interest rate	1.75%
Dividend yield	Nil

Warrants

On March 27, 2008, IntelGenx Technologies Corp. issued 4,001,000 stock purchase warrants exercisable into common shares at $1.02 per share which expire on March 27, 2010. The Stock purchase warrants were issued in connection with the private placement described in note 6. The stock purchase warrants were valued at $672,740 based on their relative fair value, as determined by the Black-Scholes valuation model using the assumptions below:

Expected volatility	77%
Expected life	2 years
Risk-free interest rate	1.75%
Dividend yield	Nil

As at March 31, 2008, 5,186 shares of common stock were issued as a result of the cashless exercise of 10,638 warrants with an exercise price of $0.41 and a fair value of $0.80. These warrants were initially granted for services rendered pursuant to the share exchange transaction of April 28, 2006.

IntelGenx Technologies Corp.
Notes to Consolidated Interim Financial Statements
March 31, 2008
Expressed in U.S. Funds
(Unaudited)

8.

Income Taxes

Deferred Income Taxes

The balance of deferred income taxes as at March 31, 2008 represents the tax effect of the convertible debt arising from the difference between the convertible debt’s basis for accounting purposes and that for income tax purposes and it has been charged to additional paid-in capital. As the convertible debt is repaid, the deferred tax liability will be charged to expenses.

9.

Related Party Transactions

During the three month period ending March 31, 2008, the Company incurred expenses of approximately $5,044 (2007 - $4,320) for laboratory equipment leased from a shareholder, who is also an officer of the Company, and $1,545 (2007 - $1,300) for interest on the loan payable shareholder.

Included in professional fees are $Nil (2007 - $8,500) paid to a non-employee director of the Company.

Included in interest and financing fees are $Nil (2007 - $9,400) for share-based compensation to an officer and director of the Company.

Included in management salaries are $6,365 (2007 - $Nil) for options granted to the CFO under the 2006 Stock Option Plan.

Included in accounts payable and accrued liabilities is approximately $76,000 (2007 - $33,000) payable to shareholders, who are also officers of the Company.

The above related party transactions have been measured at the exchange amount which is the amount of the consideration established and agreed to by the related parties.

10.

Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share is calculated based on the weighted average number of shares outstanding during the period. The warrants, share-based compensation and convertible notes have been excluded from the calculation of diluted loss per share since they are anti-dilutive.

IntelGenx Technologies Corp.
Notes to Consolidated Interim Financial Statements
March 31, 2008
Expressed in U.S. Funds
(Unaudited)

11.

Subsequent Events

On April 7, 2008, the Company ratified with Cary Pharmaceutical an Agreement to jointly develop and commercialize an oral antidepressant using IntelGenx’s proprietary oral delivery technology. Under the terms of the agreement, IntelGenx will provide funding and development support for the product and will be entitled to profit sharing. The Company will account for this transaction as a collaborative agreement as defined as EITF 07-1 "Accounting for Collaborative agreements". Per the Agreement, $2,000,000 of the Company’s cash and cash equivalents will be restricted for the funding of this venture. This cash will be taken from the proceeds of the private placement of March 27, 2008. As of May 12, 2008, the Company has disbursed approximately $669,715 on the project resulting in a restricted cash balance of $1,330,285.

On April 22, 2008, the Company has entered into agreements to amend the anti-dilution terms of the convertible notes. As consideration for entering into this amendment, the Company has agreed to issue to the holders of the convertible notes an aggregate of 159,456 fully paid common shares.

On April 22, 2008, $100,000 warrants were exercised for 100,000 common shares having a par value of $1 for cash consideration of $41,000, resulting in an increase in additional paid-in capital of $41,000.

Subsequent to March 31, 2008, 81,700 stock options were exercised at $0.41 per option.

Subsequent to March 31, 2008, 235,714 common shares were issued as a result of the conversion of $165,000 of convertible notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with the unaudited consolidated financial statements for the three month period ended March 31, 2008 and 2007 and notes thereto. Unless otherwise indicated or the context otherwise requires, the "Company", "we", "us", and "our" refer to IntelGenx Technologies Corp. and its subsidiaries including IntelGenx Corp. ("IntelGenx")

Overview

Company Background

We are a drug delivery company established in 2003 and headquartered in Montreal, Quebec, Canada, which focuses on the development of novel oral immediate-release and controlled-release products for the generic pharmaceutical market. Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and then license commercial rights for such products to pharmaceutical partners once the viability of a product has been demonstrated. We expect a partner company will, in some cases, fund development of the licensed products, complete the regulatory approval process with the U.S. Food and Drug Administration (FDA) or other regulatory agencies relating to the licensed products, and assume responsibility for marketing and distributing such products.

In addition, the Company anticipates that it may undertake full development of certain products without seeking a partner until the product reaches the marketing and distribution stage. The Company will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

The Company has also undertaken a strategy under which it will work with pharmaceutical companies in order to develop new dosage forms in addition to already existing ones for pharmaceutical products for which patent protection is about to expire. Under §(505)(b)(2) of the Food, Drug, and Cosmetics Act, the FDA will grant a market exclusivity of up to three years for such a new dosage form. The Company anticipates significant returns from successfully obtaining market exclusivity in this manner.

The Company is currently continuing to develop the existing products in its pipeline and may also perform research and development on other potential products as the opportunities present themselves.

The Company does not currently plan to acquire a manufacturing facility. The Company currently purchases and/or leases, on an as-needed basis, the equipment necessary for performing research and development activities related to its products.

The Company will hire new personnel, primarily in the area of research and development, on an as-needed basis as the Company enters into partnership agreements and increases its research and development activities.

Currency rate fluctuations

The Company’s operating currency is Canadian dollars while its reporting currency is U.S. dollars and, as such, the Company’s results of operations and balance sheet position have been affected by recent important currency rate fluctuations. The following management discussion and analysis takes this into consideration whenever significant.

Results of Operations — three months ended March 31, 2008 compared to the three month period ended March 31, 2007.

			Increase/	Percentage
	2008	2007	(Decrease)	Change
Revenue	$158,101	$87,455	$70,646	81%
Research and Development Expenses	337,624	103,865	233,759	225%
Research and Development Tax Credit	(44,852)	(21,340)	(23,512)	110%
Management salaries	107,523	24,601	82,922	337%
General and Administrative Expenses	48,169	32,478	15,691	48%
Professional Fees	118,436	63,860	54,576	85%
Interest and financing fees	127,936	13,767	114,169	829%
Net income (loss)	(463,421)	(139,842)	(323,579)	231%

Revenue

Total revenues for the quarter ended March 31, 2008 were $158,101, compared with $87,455 for the same period in 2007, an increase of $70,646, or 81%. The increase in total revenue for the three month period is primarily attributable to revenues received pursuant to our research and development agreements with our pharmaceutical partners. The remaining amount is attributable to interest income of $13,104 earned on the cash proceeds from the sale of our securities in May 2007.

Our research and development revenues for the quarter ended March 31, 2008 consisted of $144,997 received for development milestones achieved in connection with product development projects initiated in 2007 and prior.

Research and development

Research and development expenses for the quarter ended March 31, 2008 were $337,624, as compared to $103,865 for the same period in 2007. The increase in research and development expenses is attributable to the increased drug development activities. Included in these costs are R&D Salaries of $106,453 in 2008, $3,830 of which are non-cash compensation resulting from the amortization of options granted in 2006. Since research and development expenses are directly related to the amount of R&D work performed, management expects a further increase of R&D expenses during the current year due to a further increase of development projects. For the three months ended March 31st, 2008, we have recorded estimated Research and Development Tax Credits and refunds of $44,852 ($21,340 in 2007).

On April 7, 2008, the Company ratified with Cary Pharmaceutical an Agreement to jointly develop and commercialize an oral antidepressant using IntelGenx’s proprietary oral delivery technology. Under the terms of the Agreement, IntelGenx will provide funding and development support for the product and will be entitled to profit sharing. The Company will account for this transaction as a collaborative agreement. Per the Agreement, $2,000,000 of the Company’s cash and cash equivalents will be dedicated to the funding of this venture. This cash will be taken from the proceeds of the private placement of March 27, 2008. As of May 12, 2008, the Company has disbursed approximately $669,715 on the project leaving $1,330,285 of cash as restricted for the funding of this venture.

Management Salaries and General and Administrative

Management salaries increased to $107,523 for the three month period ended March 31st, 2008 ($24,601 in 2007) while general and administrative expenses increased to $48,169 ($32,478 in 2007). Included in management salaries are $12,730 in non cash compensation from the amortization of options granted to management employees in 2007. The remaining cash increase in management salaries is attributable to the addition of the Chief Financial Officer and the Vice-President Business Development. The increase in G&A expenses is attributed to the increase in corporate operations. In order to continue to support ongoing product development activities and allow the addition of further development programs the Company is seeking a different location in 2008 consequently, management expects the G&A expenses to increase during the year.

Professional Fees

Professional fees increased to $118,436 for the three month period ended March 31st, 2008 from $63,860 for the same period in 2007, none of which is non-cash compensation for Investor Relations contracts ($33,312 in 2007). The increase reflects amounts paid to our legal counsel and auditors in connection with our reporting obligations as well as our investor relations firm.

Share-Based Compensation Expense, Warrants and Stock Based Payments

Share-based compensation expenses, warrants and share based payments totaled $16,560 for the three month period ended March 31st, 2008 as compared to $24,395 for the three months ended March 31, 2007.

We expensed $16,560 during the first quarter of 2008 for options granted to company employees in 2006 and 2007 under the 2006 Stock Option Plan. There remains approximately $79,894 in stock based compensation to be expensed in fiscal 2008 and 2009 related to the issuance of options during 2006 and 2007. We anticipate issuance of additional options and warrants in the future, which will continue to result in stock-based compensation expense and may result in warrant amortization expense.

Financing Cost

We incurred interest and financing fee expense of $127,936 during the period ended March 31st, 2008 compared to $13,767 for the same period in 2007. The majority of the financing fee expense is made up of a non-cash accretion expense of $97,498, and cash interest payments of $28,714 on the convertible debentures issued in May 2007. Based on the outstanding principal amount of the convertible debentures issued in May 2007, and assuming no additional conversions of these debentures into common stock, we expect to incur interest expense of $84,000 in 2008.

Net Loss

Net loss for the three month period ended March 31st, 2008 was $463,421, as compared to a net loss of $139,842 for the same period in 2007. The increase in the net loss for the three month period ended March 31st, 2008 is primarily due to increases in research and development expenses, management salaries, professional fees and financing expenses. These expenses were partially offset by higher research and development revenues and interest income. In 2008, the Company incurred non-recurring and non-cash expenses for a total of $92,246 for accretion expense, depreciation, share-based compensation and deferred income taxes.

Key items from the Balance Sheet — March 31, 2008 compared to December 31, 2007.

			Increase/	Percentage
	2008	2007	(Decrease)	Change
Current Assets	$3,413,044	$1,035,920	$2,377,124	229%
Property and Equipment	218,366	235,244	(16,878)	7%
Current Liabilities	742,268	261,485	480,783	184%
Loan Payable, Shareholder	97,723	101,193	(3,470)	3%
Convertible notes	486,830	417,634	69,196	17%
Deferred Income Tax Liability	243,572	278,988	(35,416)	13%
Capital Stock	202	162	40	25%
Additional Paid-in-Capital	4,437,457	2,071,818	2,365,639	114%

Current Assets

At March 31st, 2008 we had current assets of $3,413,044 compared to $1,035,920 at December 31, 2007. The majority of the net increase of $2,377,124 is made up of an increase in cash resulting from the completion of our private placement on March 27, 2008.

Prepaid Expenses

At March 31, 2008 we had prepaid expenses of $43,386 compared to $23,443 at December 31, 2007. The majority of the increase of $19,943 is attributable to insurance.

Liquidity and Capital Resources

At March 31, 2008, we had cash and cash equivalents of $2,879,200 ($330,967 at December 31, 2007). We also had accounts receivable of $261,764, and $228,694 of investment tax credits receivable ($427,476 and $243,006 respectively at December 31, 2007).

On April 7, 2008, the Company ratified with Cary Pharmaceutical an Agreement to jointly develop and commercialize an oral antidepressant using IntelGenx’s proprietary oral delivery technology. Under the terms of the Agreement, IntelGenx will provide funding and development support for the product and will be entitled to profit sharing. The Company will account for this transaction as a collaborative agreement. Per the Agreement, $2,000,000 of the Company’s cash and cash equivalents will be dedicated to the funding of this venture. This cash will be taken from the proceeds of the private placement of March 27, 2008. As of May 12, 2008, the Company has disbursed approximately $669,715 on the project leaving $1,330,285 of cash as restricted for this venture.

At March 31, 2008, we had accounts payable and accrued liabilities of $742,268. Professional fees represent $299,890 of this amount while other accruals include $75,866 due to a shareholder.

With the funds received as a result of the financing on March 27, 2008, we are confident that we have sufficient cash available to satisfy our requirements for the current year. At March 31, 2008, we had total assets of $3,631,410 and shareholders’ equity of $2,061,017. (At December 31, 2007, $1,271,164 and $211,864 respectively)

Property and Equipment

At March 31, 2008 we had property and equipment of $218,366 compared to $235,244 at December 31, 2007. The increase is made up of additions of $1,148 and $3,337 for office and computer equipment respectively, with $13,604 for depreciation as well as a currency exchange rate decrease of $7,759.

Loan Payable, Shareholder

At March 31, 2008 the loan payable, shareholder was $97,723 compared to $101,193 at December 31, 2007. The difference of $3,470 reflects the currency exchange rate fluctuation.

Convertible Notes Financing

The Company completed on May 22, 2007, the sale of 8% Secured Convertible Notes in an aggregate principal amount of $1,500,000 to certain institutional and accredited investors pursuant to a Securities Purchase Agreement. The Notes are convertible at any time into shares of the Company's common stock at a fixed conversion price of $0.70. The investors shall have five years from May 22, 2007 to exercise 2,142,857 warrants. The warrants are exercisable on a one to one basis and the exercise price is $1.02 per share. The Notes mature twenty-eight months from the date of issuance and they are secured by a lien on substantially all of the assets of the Company. The Company received net proceeds of approximately $1.36 million.

In connection with the placement, the Company granted 214,286 warrants to the placement agent. The warrants are exercisable at $0.70 per share and expire May 22, 2011.

At March 31, 2008 we had convertible notes of $486,830 with $417,634 at December 31, 2007. In 2008, this represents $1,395,241 in convertible note financing less unamortized discount and deferred charges of $908,411. There were no conversions into shares of common stock during the first quarter of 2008.

Capital Stock

On March 27, 2008, as part of a private placement, the Company issued 4,001,000 units for gross proceeds of $2,800,700. Each unit consists of one common share of the Company and one common share purchase warrant. Each warrant entitles the holder to purchase one common share at an exercise price of $1.02 per common share and expires 24 months after the date of issuance.

The Company paid an agent a cash commission in the amount of $196,049, which is equal to 7% of the gross proceeds of the offering and issued an agent option entitling the agent to acquire 320,080 units at $0.70 per unit, which expires 24 months after the date of issuance. Each warrant entitles the holder to purchase one common share at an exercise price of $1.02 per common share and expires 24 months after the date of issuance of the unit.

The cash consideration paid to the agent and the fair value of the agent option is reflected as a reduction to the additional paid-in capital.

Pursuant to the terms of the private placement, the Company is obliged to use its best effort to (i) have the common shares listed on the TSX Venture Exchange, and (ii) prepare and file with, and have declared effective, by the U.S. Securities and Exchange Commission, a resale registration statement in respect of the common shares and the warrants issued to subscribers as well as those issuable upon exercise of the agents warrants, all prior to 4 months after March 27, 2008. In the event that these provisions are not satisfied within 4 months, the exercise price of the warrants shall be reduced to $0.93. In addition, if the Company is not listed on the TSX Venture Exchange within 2 months of the private placement, the Company shall: (i) pay to each subscriber under this private placement a cash penalty in the amount of 5% of the aggregate subscription price paid by the subscriber and an additional 1% of the aggregate subscription price for every subsequent calendar month thereafter that the listing is not effected, to a maximum of 3 months; and (ii) reduce the exercise price of the agent’s option by 5% with an additional 1% for every subsequent calendar month thereafter that the listing is not effective.

The Company received gross proceeds of $2,800,700 from the private placement. Total transaction costs paid in cash including professional fees and agent compensation were $451,581. Accordingly, the Company received net cash proceeds of $2,349,119.

At March 31, 2008 we had capital stock of $202 compared to $162 at December 31, 2007. The increase reflects the private placement completed on March 27, 2008. Capital stock was disclosed at its par value with the excess of proceeds shown in Additional Paid-in-Capital.

The Company filed an S1 resale registration statement for the common shares and the warrants issued to subscribers on April 28, 2008. The S1 Resale registration statement was declared effective on May 14, 2008.

Additional Paid-in-Capital

At March 31, 2008 we had additional paid-in capital of $4,437,457 compared to $2,071,818 at December 31, 2007. The change is made up of increases of $2,127,920, $672,740, and $95,000 for the private placement in relation to common stock issued, warrants, and agent compensation respectively as well as a decrease of $546,581 for transaction costs. Additional paid in capital also increased by $16,560 for stock based compensation.

Key items from the Statement of Cash Flows — three months ended March 31, 2008 compared to the three month period ended March 31, 2007.

			Increase/	Percentage
	2008	2007	(Decrease)	Change
Operating Activities	$280,718	$(142,058)	$422,776	298%
Financing Activities	2,349,119	(5,975)	2,355,094	39416%
Investing Activities	(4,370)	(3,606)	(764)	21%
Cash and cash equivalent - end of period	2,879,200	75,847	2,803,353	3696%

Statement of cash flows

Net cash provided by operating activities was $280,718 for the quarter ended March 31, 2008, as compared to a use of $142,058 in 2007. In 2008, net cash provided by operating activities consisted of an operating loss of $463,421, and an increase in non-cash operating elements of working capital of $651,893. Non-cash items included in operating activities totaled $92,246 and included the following items: depreciation, share based compensation expense, interest and expense accretion on the convertible notes issued in May 2007 and deferred income tax provision. Our operating activities will continue to consume our available funds until we can generate increased sales revenues.

The net cash provided by financing activities was $2,349,119 for the three months ended March 31, 2008 compared to a use of funds of $5,975 for the same period in 2007. Of the net cash provided by financing activities in 2008, $2,800,700 came from a private placement financing completed on March 27, 2008, while $451,581 were used to pay related cash transaction costs.

The net cash used in investing activities was $4,370 for the three months ended March 31, 2008 compared to a use of funds of $3,606 for the same period in 2007. The cash of $4,370 was used to purchase capital assets in 2008.

The balance of cash at the end of March 2008 was $2,879,200 as compared to $75,847 in 2007. The overall increase was due to the funds received from the private placement financing completed on March 27, 2008.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Forward-Looking and Cautionary Statements

This report contains certain forward-looking statements that involve risks and uncertainties relating to, among other things, our future financial performance or future events. Forward-looking statements give management’s current expectations, plans, objectives, assumptions or forecasts of future events. All statements other than statements of current or historical fact contained in this Form 10Q, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plans," "potential," "projects," "ongoing," "expects," "management believes," "we believe," "we intend," and similar expressions. These statements involve known and unknown risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from the results set forth in this Annual Report. You should not place undue reliance on these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors such as:
continued development of our technology;
lack of product revenues
successful completion of clinical trials and obtaining regulatory approval to market ability to protect our intellectual property
dependence on collaborative partners
ability to generate positive cash flow
ability to raise additional capital if and when necessary
dependence on key personnel;
competitive factors;
the operation of our business; and
general economic conditions.

These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward looking statements. These forward-looking statements speak only as of the date on which they are made, and except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Item 3. Controls and Procedures.

As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of management, including our chief executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934. Based upon that evaluation, our chief executive officer and principal financial officer concluded that our disclosure controls and procedures are effective to cause the material information required to be disclosed by us in the reports that we file or submit under the Exchange Act to be recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. There have been no significant changes in our internal controls or in other factors which could significantly affect internal controls subsequent to the date we carried out our evaluation.

PART II

Item 1.

Legal Proceedings

There are no material pending legal proceedings to which we are a party or to which any of our property is subject and to the best of our knowledge, no such actions against us are contemplated or threatened.

Item 2.

Unregistered Sales of Equity Securities and Use of Proceeds

This Item is not applicable.

Item 3.

Defaults Upon Senior Securities

This Item is not applicable.

Item 4.

Submission of Matters to a Vote of Security Holders

This Item is not applicable.

Item 5.

Other Information

This Item is not applicable.

Item 6.

Exhibits

(a) Exhibits:

Exhibit 1	Agreement with Cary Pharmaceuticals Inc. *

Exhibit 31.1	Certification of C.E.O. Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 31.2	Certification of Principal Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 32.1	Certification of C.E.O. pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 32.2	Certification of Principal Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTELGENX TECHNOLOGIES CORPORATION

Date: May 15, 2008	By: /S/	Horst Zerbe
Horst Zerbe
President, C.E.O. and
Director

Date: May 15, 2008	By: /S/	Gino Di Iorio
Gino Di Iorio
Chief Financial Officer

Exhibit 1

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (the “Agreement”) is hereby entered into and effective as of November 2, 2007 (the “Effective Date”) by and between IntelGenx Corp. a Canadian corporation, having an address at 6425 Abrams, Ville Saint-Laurent, Quebec H4S 1X9 Canada (“IntelGenx”) on the one hand, and Cary Pharmaceuticals Inc., a Delaware corporation, with offices located at 9903 Windy Hollow Road, Great Falls, Virginia 22066 (“Cary”) on the other.

WHEREAS, IntelGenx is engaged, among other things, in the business of researching and developing pharmaceutical products;

WHEREAS, IntelGenx and Cary have entered into a letter of intent for a collaboration agreement dated February 20, 2007 (the “Prior Agreement”) for the development and manufacturing of certain generic products containing *****, as well as a Memorandum of Understanding dated August 22/23, 2007 relating to the creation of a joint venture (the “Memorandum of Understanding”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, IntelGenx wishes to license to the joint venture and the joint venture wishes to license from IntelGenx certain of IntelGenx’s proprietary technology for use in connection with the production, commercialization, sale and use of the Product.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“Act” means the United States Food, Drug and Cosmetic Act (21 U.S.C. 301, et seq.) and regulations promulgated thereunder, as each may be amended from time to time.

“Affiliate” means any Person (defined below) which directly or indirectly controls, is controlled by, or under common control with a Party.  For purposes of the foregoing definition, the term “control” (including with correlative meaning, the terms “controlling”, “controlled by”, and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, or otherwise.

“Applicable Laws” means all applicable laws, rules and regulations that may apply to the development, manufacture, handling, storage, use, marketing or sale of the Product or the performance of either Party’s obligations under this Agreement including laws, rules and regulations governing the import, export, development, marketing, distribution and sale of the Product, to the extent applicable and relevant, and including all current Good Manufacturing Practices or current Good Clinical Practices or similar standards promulgated by the FDA and including U.S. export control laws and the U.S. Foreign Corrupt Practices Act.

* Material contained at this place in the document has been omitted pursuant to a request for confidential treatment and such material has been separately filed with the Securities and Exchange Commission.

“Cary Intellectual Property” means all of the following which relates to, underlies, embraces, or arises out of the Product or the active pharmaceutical ingredient used in the Product, to the extent owned or controlled by Cary (or otherwise to the extent Cary has rights therein, thereto or there under) whether existing on the Effective Date or developed, discovered or otherwise obtained or acquired thereafter:  (i) patents, patent applications, continuation applications, continuation-in-part applications, divisional applications, provisional applications, supplementary protection certificates, inventors’ certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re-examinations and extensions; (ii) all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, and protocols and information, regardless of whether any of the foregoing is patentable or not; (iii) copyrightable works, copyrights and applications, registrations and renewals; (iv) all other proprietary rights; and (v) copies and tangible embodiments of any one or more of the foregoing.

 “cGMP” means current good manufacturing practices of the FDA, as set forth in 21 C.F.R. Parts 210 and 211 and all other applicable rules and regulations thereunder, as amended from time to time.

“Commercial Launch” means, with respect to the Product, the first sale of such dosage strength of the Product to an unaffiliated third party for end use or consumption after the FDA has approved the NDA for such dosage strength of the Product.

“Confidential Information” means, with respect to a Party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public IntelGenx Intellectual Property (defined below), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such Party or such Party’s Affiliates to the other Party or its Affiliates and is marked, identified or otherwise acknowledged to be confidential at the time of disclosure to the other Party.  Notwithstanding the foregoing, Confidential Information of a Party shall not include information which the other Party can establish by competent evidence (a) to have been publicly known prior to disclosure of such information by the disclosing Party to the other Party, (b) to have become publicly known, without fault on the part of the other Party, subsequent to disclosure of such information by the disclosing Party to the other Party, (c) to have been received by the other Party free of an obligation of confidentiality at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information free of an obligation of confidentiality, or (d) to have been otherwise known by the other Party prior to disclosure of such information by the disclosing Party to the other Party.

“Cost of Goods” has the meaning set forth in Section 7.2.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“IntelGenx Development Expenses” has the meaning set forth in Section 3.4.

“IntelGenx Intellectual Property” means all of the following which relates to, underlies, embraces, or arises out of the Product or the active pharmaceutical ingredient used in the Product, to the extent owned or controlled by IntelGenx (or otherwise to the extent IntelGenx has rights therein, thereto or thereunder) whether existing on the Effective Date or developed, discovered or otherwise obtained or acquired thereafter:  (i) patents, patent applications, continuation applications, continuation-in-part applications, divisional applications, provisional applications, supplementary protection certificates, inventors’ certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re-examinations and extensions; (ii) all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, and protocols and information, regardless of whether any of the foregoing is patentable or not; (iii) copyrightable works, copyrights and applications, registrations and renewals; (iv) all other proprietary rights; and (v) copies and tangible embodiments of any one or more of the foregoing.

 “IntelGenx Percentage” means a portion of Net Revenues from the Product equal to 2.5% for each $100,000 of development expenses paid by IntelGenx in accordance with the Development Budget and in accordance with this Agreement, up to a maximum of $2,000,000, which amount will result in an IntelGenx Percentage equal to a maximum of fifty percent (50%).

“IntelGenx Technology” means all know-how, trade secrets, discoveries, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols, and information that is necessary or useful to the development, making, using, commercializing, marketing, promoting, distributing, importing, offering to sell, or selling the Product.  Issued U.S. patents and U.S. and PCT patent applications represented by IntelGenx to disclose, claim, or otherwise cover or embrace technology within the scope of IntelGenx Technology (as defined in the previous sentence) and existing on the date hereof are set forth in Exhibit ** hereto, and Exhibit ** will be amended as necessary during the term of this Agreement to include any additional issued U.S. patents and U.S. and PCT patent applications that disclose, claim, cover or otherwise embrace technology within the scope of IntelGenx Technology.

“Joint Inventions” has the meaning set forth in Section 9.2.

“Joint Patents” has the meaning set forth in Section 9.2.

“Joint Venture Purpose” means the joint efforts of the Parties to develop, make, use, commercialize, market, promote, distribute, offer or sell the Product as contemplated by this Agreement.

“NDA” means New Drug Application filed with the FDA.

“Net Revenues” means license fees, other up front payments, milestone payments, royalty payments, manufacturing royalties or product Net Sales, whether such amounts are received in the form of cash, securities or other property.

* Material contained at this place in the document has been omitted pursuant to a request for confidential treatment and such material has been separately filed with the Securities and Exchange Commission.

“Net Sales” means the gross amount invoiced to unrelated third parties by the Joint Venture or either Cary or IntelGenx for the Product in the Territory, less:  (a) trade and reasonable and customary cash discounts allowed; (b) refunds, rebates, chargebacks, retroactive price adjustments and any other allowances which effectively reduce the net selling price; (c) returns, credits and allowances; and (d) freight, taxes and insurance.

“Party” means Cary or IntelGenx, as applicable, and “Parties” means both of Cary and IntelGenx.

“Person” means an individual, corporation, partnership, limited liability company, firm, association, joint venture, estate, trust, governmental or administrative body or agency, or any other entity.

“Product” means tablets that contain *****

“Regulatory Approvals” shall mean any approvals, product and/or establishment licenses, registrations or authorizations, including without limitation approvals under NDAs which are necessary for the commercial manufacture, use, storage, importation, transport, promotion, pricing, marketing or sale of the Product in the Territory.

“Territory” means worldwide.

ARTICLE II

MANAGEMENT

SECTION 2.1.  Steering Committee

SECTION 2.1.1.  Promptly following the Effective Date, the Parties will establish a steering committee (the “Steering Committee”) for the purpose of coordinating all of the activities of the joint venture.  Such activities shall be performed subject to and in accordance with the terms and conditions set forth in this Agreement. The Steering Committee will have the authority to make strategic, tactical, financial and legal decisions relating to the development and commercialization of the Product. The Steering Committee shall consist of two (2) representatives from each Party.  All decisions and actions of the Steering Committee shall be approved by majority vote of the members thereof.  The Steering Committee shall not have the right to amend, modify, or waive compliance with any of the terms of this Agreement.

SECTION 2.1.2.  The Steering Committee shall meet at such times as the Parties reasonably request in writing.  Each Steering Committee meeting may be held by telephone, videoconference or in person upon prior notice to the Steering Committee members.  Each Party shall be solely responsible for all expenses of its respective Steering Committee members related to their participation on the Steering Committee and attendance at Steering Committee meetings.

SECTION 2.1.3.  The respective individual representatives of either Party to the Steering Committee may be removed and replaced from time to time at the discretion of such Party by sending written notice of such action to the other Party.  No member of the Steering Committee shall be personally liable to any Party by reason of the actions of such person in the conduct of the business of the Steering Committee.

* Material contained at this place in the document has been omitted pursuant to a request for confidential treatment and such material has been separately filed with the Securities and Exchange Commission.

ARTICLE III

DEVELOPMENT

SECTION 3.1.  Development Obligations of IntelGenx.  Subject to Section 2.1, IntelGenx shall be solely responsible for the development of the Product in accordance with the terms of this Agreement and subject to the direction of the Steering Committee and shall use its commercially reasonable efforts to complete such development work as soon as practicable after the Effective Date.  At its discretion, IntelGenx may engage third parties to perform certain parts of the development activities and shall notify Cary in writing about such engagement.  IntelGenx’s responsibilities shall include, without limitation, the following:

SECTION 3.1.1.  IntelGenx shall develop a formulation of the Product, following the development plan found in Schedule **, which, to the best of IntelGenx’s knowledge, does not infringe the patent or other intellectual property rights of any third party.

SECTION 3.1.2.  IntelGenx shall be responsible for maintaining materials, facilities and personnel necessary to conduct the development of the Product for the Territory whether through itself or its designated third parties.

SECTION 3.1.3.  IntelGenx shall supply the joint venture with Product in conformity with written specifications to be established under the direction of the Steering Committee.

SECTION 3.2.  Development Obligations of Cary.  Subject to Section 2.1 and IntelGenx’s completion of its obligations under Section 3.1, Cary will act as the applicant for the submission of the NDA and/or any other regulatory submissions.

SECTION 3.3.  Compliance.  Each of IntelGenx and Cary shall comply, and shall ensure compliance by its Affiliates and third party contractors, with all Applicable Laws in the performance of all activities associated with the development of the Product conducted by it or by its Affiliates or third parties at its direction.

SECTION 3.4.  Development Expenses.  IntelGenx shall be responsible for the first $2.0 million of documented actual development expenses in the categories set forth on Schedule ** (the “Development Budget”) incurred in performing the development tasks contemplated herein, including a $200,000 management fee to Cary, which fee will be paid according to Schedule **.    This management fee will be reimbursed to the joint venture upon the receipt of sufficient Net Revenues.  Development expenses exceeding $2.0 million will be shared equally by both Parties.  The Development Budget may be modified from time to time upon the mutual written agreement of IntelGenx and Cary, in which event, Schedule ** shall automatically be deemed to be modified in accordance with such agreement.

* Material contained at this place in the document has been omitted pursuant to a request for confidential treatment and such material has been separately filed with the Securities and Exchange Commission.

ARTICLE IV

REGULATORY APPROVALS

SECTION 4.1.  Ownership of Regulatory Approvals.  Under direction from the Steering Committee, Cary will act as the applicant for the submission of the NDA and/or any other regulatory submissions.  Pursuant to this Agreement and in order to carry out the Joint Venture Purpose, the Parties will be deemed to have joint ownership of the NDA.

SECTION 4.2.  Filing and Prosecution.  Subject to Section 4.3 and under the direction of the Steering Committee, Cary shall be responsible for the filing and prosecution and maintenance of all Regulatory Approvals in respect of the Product.  Costs and expenses, to the extent they exceed the amounts set forth in the Development Budget, are to be shared equally by the Parties.

SECTION 4.3.  Cooperation.  Subject to Article III and Sections 4.1 and 4.2, the Parties shall cooperate in good faith with respect to the prosecution of the NDAs and any other necessary Regulatory Approvals in respect of the Product.  To the extent either Party receives material written or oral communications from the FDA or any other regulatory authority relating to the Product, the Party receiving such communication shall notify the other Party and provide a copy of any written communication as soon as reasonably practicable but in all events within 72 hours of receipt from the FDA or such other regulatory authority.  Each Party agrees to provide the other Party with all information in its possession or control regarding the Product or the subject matter of this Agreement that is reasonably necessary for the other Party to comply with any applicable reporting requirements.  IntelGenx shall make its regulatory personnel reasonably available to consult with Cary regarding the prosecution of the NDAs or any other necessary Regulatory Approvals for the Product.

ARTICLE V

LICENSE; COMMERCIALIZATION

SECTION 5.1.  IntelGenx License Grant.  IntelGenx hereby grants to Cary, solely for the Joint Venture Purpose, an exclusive license under, in, and to the IntelGenx Intellectual Property and IntelGenx Technology to research, develop, make, have made, use, commercialize, market, promote, distribute, import, offer for sale and sell the Product in the Territory.  The foregoing license is exclusive in that IntelGenx may not (i) grant to any third party any license under, in, or to the IntelGenx Intellectual Property and IntelGenx Technology for any of the purposes described in the foregoing sentence, or (ii) use or permit any of its Affiliates to use the IntelGenx Intellectual Property and IntelGenx Technology for any of the purposes described in the foregoing sentence, other than as necessary to comply with its obligations under this Agreement. The foregoing license to Cary is limited to activities related to the Joint Venture Purpose as contemplated by this Agreement.

SECTION 5.2.  Cary License Grant.  Cary hereby grants to IntelGenx, solely for the Joint Venture Purpose, an exclusive license under, in, and to the Cary Intellectual Property to research, develop, make, have made, use, commercialize, market, promote, distribute, import, offer for sale and sell the Product in the Territory.  The foregoing license is exclusive in that Cary may not (i) grant to any third party any license under, in, or to the Cary Intellectual Property for any of the purposes described in the foregoing sentence, or (ii) use or permit any of its Affiliates to use the Cary Intellectual Property for any of the purposes described in the foregoing sentence, other than as necessary to comply with its obligations under this Agreement. The foregoing license to IntelGenx is limited to activities related to the Joint Venture Purpose as contemplated by this Agreement.

SECTION 5.3.    Sublicenses.  Subject to Section 6.1, the Parties, acting jointly through the Steering Committee, may grant sublicenses under the license rights granted under Section 5.1 or 5.2, in whole or in part, to any Affiliate or any third party.

SECTION 5.4.  Launch and Commercialization.  Decisions regarding the commercialization rights of the Product shall be the responsibility of the Steering Committee.

SECTION 5.5.  Recall.  The Parties shall consult with the commercialization partner (s) as to all decisions concerning recall or withdrawal of any Product from the market, including, but not limited to, determining whether or not to make any such recall or withdrawal, the timing and scope thereof, and the means of conducting any recall or withdrawal.

SECTION 5.6.  Performance by Affiliates.  Notwithstanding any other provision of this Agreement, any rights or obligations of the Parties hereunder may be exercised or fulfilled by any Affiliate.

ARTICLE VI

MANUFACTURING

SECTION 6.1.  Product Manufacturing.  Under the direction of the Steering Committee, IntelGenx will be responsible for manufacturing, provided, however, that IntelGenx shall consult with Cary in good faith.

SECTION 6.2.  Transfer of Technology.  IntelGenx shall use its reasonable best efforts to facilitate the manufacture of the Product by a third party designated by the joint venture, including by transferring any necessary or useful technical information and by making reasonably available applicable IntelGenx personnel.

ARTICLE VII

FINANCIAL PROVISIONS

SECTION 7.1.  Revenue Distributions.  The Steering Committee will establish provisions and procedures for collecting Net Revenues, paying direct expenses related to joint venture activities, holding reasonable reserves to cover anticipated expenses or liabilities relating to the joint venture, and distributing remaining Net Revenues to the Parties as described in Section 7.4.

SECTION 7.2.  Cost of Goods.  The cost of goods (the “Cost of Goods”) applicable to the Product in any given quarter shall be determined by the Steering Committee.

 To the extent that Product is manufactured by a third party, Cost of Goods shall be calculated by reference to and comprised of the cost of goods for total units of the Product comprising Net Sales in such quarter, based on the amounts actually invoiced by such third parties.

SECTION 7.3.  Joint Venture Checking Account.  A joint venture checking account will be established in the name of both Parties to handle disbursement of funds to cover development and other joint venture expenses.  Funds will be deposited into the checking account upon IntelGenx gaining funding for the project and will be an asset of the joint venture, for disbursement or distribution in accordance with this Agreement.  The Chief Financial Officer of IntelGenx will handle deposits and disbursements to and from the checking account under direction of the Steering Committee and in cooperation with the Chief Financial Officer of Cary. Checks over $10,000 in amount will require the written approval of an authorized officer of both parties. In the event that the Steering Committee elects to abandon the development of the Product before the full $2.0 million of the development budget is expended, the Steering Committee will cause the joint venture to pay all outstanding amounts due and the balance of any funds in the joint venture checking account will be paid over to IntelGenx.

SECTION 7.4.  Net Revenues Allocation.  Net Revenues, after the payment of direct expenses related to joint venture activities and the establishment of reasonable reserves as described in Section 7.1, shall be allocated and distributed to the parties as follows

To IntelGenx, 50%

To Cary, 50%

Each Party shall receive its share of Net Revenues within thirty (30) days after the end of each calendar quarter in which Net Sales of the Product have been made by the commercial partner.  A copy of the calculation of the amount due and payable to each Party shall accompany each Net Revenues payment. In the event that any portion of Net Revenues is in the form of securities or other property, the Steering Committee will determine the most efficient means of distributing such property to the Parties.

SECTION 7.5.  IntelGenx Funding. This agreement is contingent upon and will become effective when IntelGenx secures the required $2.0 million funding for the project.  In the event that IntelGenx does not secure the required $2.0 million funding within 45 days from the Effective Date, this Agreement will automatically terminate unless the parties agree in writing to extend the 45 day time period.

Should IntelGenx not secure the $2.0 million funding, all amounts expended by IntelGenx directly related to product development, up to the termination of this Agreement will be reimbursed to IntelGenx by Cary by the application of the rules as stated in the LOI signed on February 20th, 2007 between Cary and IntelGenx.  To further clarify, IntelGenx will receive a ten percent royalty of Cary’s Net Revenues.  In addition, the funds actually expended by IntelGenx in accordance with the Development Budget (as amended from time to time) will be reimbursed to IntelGenx or, at Cary’s option, such amounts may be converted into an IntelGenx Percentage, whereby IntelGenx would receive additional participation in Cary’s Net Revenues for the Product.

Shortly before the end of the 45 day time period, IntelGenx will provide Cary a status report regarding its financing progress and summarizing all amounts expended pursuant to the Development Budget.  The parties will meet or confer by teleconference after the delivery of such report to discuss such status and determine if an extension to the termination date is warranted.

SECTION 7.6.  Records and Audits.

SECTION 7.6.1.  Each Party shall have the right, at its own expense, to have an independent public accountant, reasonably acceptable to the other Party, audit the other Party’s financial books and records of account pertaining to Net Revenues and Cost of Goods.  All such audits shall be conducted not more than once per year, during normal business hours, and upon reasonable prior notice.  Notwithstanding the foregoing, in no event shall such Party have the right to audit any period previously audited or to audit any period ending more than two years prior to the date such audit is commenced.  Any amounts determined pursuant to any such audit to have been overpaid or underpaid shall promptly be refunded or paid as applicable.  In the event that any such audit reveals an underpayment to such Party of more than five percent (5%), the other Party shall reimburse such Party for the expense of such audit.  Notwithstanding the foregoing, in the event that the other Party disagrees with the conclusions of any such audit, the Parties shall submit such dispute to arbitration in accordance with Section 15.11 and no payment shall be made pursuant to this Section 7.6.1 pending the outcome of such arbitration.  As a condition to such audit, the independent public accountant selected shall execute a written agreement, reasonably satisfactory in form and substance to both Parties, to maintain in confidence all information obtained during the course of any such audit except for disclosure as necessary for the above purpose and all reasonable documents will be delivered to the auditor under these confidential terms.  Additionally no auditor may be employed on a contingency basis.

ARTICLE VIII

CONFIDENTIALITY

In consideration for and as a condition to the Parties furnishing to one another access to Confidential Information, the Parties agree as follows:

SECTION 8.1.  The Party receiving the other Party’s Confidential Information (the “Receiving Party”) acknowledges the confidential and proprietary nature of the Confidential Information, agrees to hold and keep the same as provided in this Agreement.

SECTION 8.2.  The Receiving Party agrees that the disclosure of Confidential Information will be made in confidence and that:

SECTION 8.2.1.  The Receiving Party agrees to keep Confidential Information as confidential and secret.

SECTION 8.2.2.  The Receiving Party agrees to restrict access to the Confidential Information to its and its Affiliates’ employees and representatives to whom such disclosure is necessary to further the purpose of this Agreement solely on a need-to-know basis and shall ensure that such Persons treat such Confidential Information in a manner consistent with the terms of this Article VIII.

SECTION 8.2.3.  The Receiving Party agrees to notify the Party disclosing any Confidential Information (the “Disclosing Party”) in writing of any misuse or misappropriation of the Confidential Information which may come to its attention.

SECTION 8.2.4.  The Receiving Party may disclose the Confidential Information to the extent such disclosure is required by law or by court, provided, however, the Receiving Party shall provide prompt written notice to the Disclosing Party of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy.  In the event that no such protective order or other remedy is obtained, the Receiving Party agrees to disclose only that portion of the Confidential Information that the Receiving Party is legally compelled or is otherwise required to disclose; provided, however, that the Receiving Party shall exercise all reasonable efforts to obtain confidential treatment for such Confidential Information.

SECTION 8.2.5.  The Receiving Party agrees to use the Confidential Information only in connection with the purpose of this Agreement.

SECTION 8.2.6.  Upon written request of the Disclosing Party or the termination of this Agreement, the Receiving Party shall, and shall cause its Affiliates to, at the Receiving Party’s discretion, promptly either destroy all Confidential Information and any and all photocopies, tapes or other forms of subject material transcribed by the Receiving Party or its Affiliates and notify the Disclosing Party of such destruction, or return all Confidential Information to the Disclosing Party, as the case may be; provided, however, that the Receiving Party shall have the right to retain one copy of any Confidential Information solely for the purpose of and to the extent necessary to comply with legal requirements.

SECTION 8.2.7.  The Receiving Party agrees that any and all Confidential Information disclosed to the Receiving Party or its Affiliates in preliminary discussions or agreements with the Disclosing Party prior to the execution and delivery of this Agreement shall be subject to all the terms and conditions of this Article VIII to the same extent and as fully as if this Agreement had been in full force and effect on the date such Confidential Information was obtained by the Receiving Party or its Affiliates, or their employees or representatives.

SECTION 8.2.8.  The Receiving Party agrees that the obligations of the Receiving Party set forth in this Article VIII are necessary and reasonable in order to protect the Disclosing Party and its business.

SECTION 8.3.  Anything to the contrary herein notwithstanding, the confidentiality obligations set forth in this Article VIII shall survive the expiration or termination of this Agreement for a period of seven (7) years following such expiration or termination.

ARTICLE IX

INTELLECTUAL PROPERTY

SECTION 9.1.  Ownership Generally.  Other than as provided in this Agreement, including Sections 5.1, 5.2, 5.3, and this Section 9.1, Cary shall not be granted any ownership or other rights in or to the IntelGenx Intellectual Property.  IntelGenx shall not be granted any ownership or other rights in or to any of Cary’s intellectual property, including any that is developed in connection with, or that may be related to or useful in respect of, the Product.  Subject to Section 9.2, any intellectual property rights developed, conceived or made during the course of the development activities hereunder shall be the sole property of the Party whose employees, consultants, agents, or representatives have so developed, conceived or made such intellectual property rights; provided, however, that any intellectual property rights developed, conceived or made by IntelGenx's employees, consultants, agents, or representatives in connection with its performance of its obligations hereunder shall be IntelGenx Intellectual Property Rights within the meaning hereof and shall be subject to the licenses granted in Sections 5.1 and 5.3.

SECTION 9.2.  Joint Inventions.  Any and all inventions developed, conceived or made jointly by the Parties (or their employees, agents, consultants, or representatives) in connection with the development activities performed hereunder (each a “Joint Invention”) shall in each case be jointly owned by the Parties.  If one (1) or more claims included in an issued patent or pending patent application which is filed in a patent office in the Territory claim a Joint Invention (“Joint Patents”), the Parties shall have joint ownership in such Joint Patents.  Each Party shall require its employees, agents, consultants, and representatives to disclose to it any Joint Inventions in writing promptly after conception or making, and each Party shall, subsequent to any such disclosures to it by its employees, agents, consultants, or representatives promptly disclose such inventions to the other Party.  Each Party shall ensure that each of its employees, agents, consultants, and representatives shall assign his/her interest in such invention(s) to his/her respective Party employer, as the case may be, and such rights shall therefore vest in the respective Party employer to whom the inventor assigns his/her rights.  The Parties hereby make any assignments to each other that are necessary to achieve the joint ownership of the Joint Inventions and Joint Patents and agree to execute such further documentation as may be reasonably requested by the other Party to confirm such joint ownership.  For the avoidance of doubt, IntelGenx’s interest in all Joint Inventions and Joint Patents shall be included within the definition of “IntelGenx Intellectual Property” hereunder and shall be subject to the licenses granted in Sections 5.1 and 5.3.

SECTION 9.2.1.  Inventorship.  The determination of who developed, conceived or made a discovery or invention (whether by either Party or jointly by the Parties) shall be made in accordance with United States patent law, with the understanding that an invention or discovery made by either Party or jointly by the Parties under this Agreement need not necessarily be an “invention” within the meaning of 35 U.S.C. Section 101 or be patentable under United States patent law.

SECTION 9.3.  Patent Prosecution and Maintenance.

SECTION 9.3.1.  IntelGenx shall be responsible for filing, prosecuting and maintaining in the Territory all of the patents and patent applications comprising the IntelGenx Intellectual Property, Joint Patents, and patent applications in respect of Joint Inventions from time to time.  For the sake of clarity, any patent right or patent application of which IntelGenx assumes or resumes prosecution and maintenance shall be included within the definition of “IntelGenx Intellectual Property” and shall remain subject to the terms of this Agreement, including Article V and this Article IX.

SECTION 9.3.2.  With respect to any patent or patent application as to which IntelGenx assumes responsibility for prosecution and maintenance, IntelGenx shall consult in good faith with Cary as to the conduct and strategy for prosecution.  In the event of disagreement between the Parties as to any point of prosecution strategy or conduct (including without limitation decisions as to claims to be submitted and arguments to be made to the patent office), IntelGenx shall make the final decision.

SECTION 9.3.3.  The Parties each agree to give the other all assistance (including the execution of all lawful powers of attorney and other papers and instruments, the making of all rightful oaths and declarations and the taking of all actions) as may be reasonably necessary in the preparation, filing, prosecution or maintenance of all patents, patent applications and filings contemplated under Section 9.3.1.

SECTION 9.3.4.  The activities and communications between Cary and IntelGenx pursuant to this Section 9.3 shall be consistent with the community of interest between the Parties as to filing, prosecution, and maintenance of patent applications and patents within the IntelGenx Intellectual Property, Joint Inventions, and Joint Patents.

SECTION 9.4.  Infringement Claims of Third Parties.  Each Party shall promptly notify the other Party upon learning of any allegation by a third party that the Product, the activities contemplated by this Agreement, or the use of the IntelGenx Intellectual Property, the Joint Patents, or Joint Inventions infringe, misappropriate, or otherwise violate a third party’s intellectual property rights (an “Infringement Allegation”).  IntelGenx shall, at its sole discretion, have the first right to assume sole control over defending any such Infringement Allegation using counsel of its choice.  IntelGenx shall keep Cary reasonably informed with respect thereto and disclose to Cary all material decisions issued by the courts in such matter.  Cary shall cooperate in all reasonable respects with IntelGenx to the extent requested by IntelGenx and shall execute any documents reasonably necessary to permit IntelGenx to defend any resulting suit, join IntelGenx to any related suit as may be necessary or advisable, and make available its employees and relevant records to assist in and to provide evidence for such suit.  IntelGenx shall have sole discretion with respect to any settlement or other resolution thereof; provided, however, that in the event that IntelGenx defends any Infringement Allegation, IntelGenx shall not settle or resolve such Infringement Allegation without the written consent of Cary, not to be unreasonably withheld or delayed.  Except as otherwise provided in Article XI, all expenses, costs, fees (including reasonable legal fees and expenses), damages, losses, and royalties or other amounts paid in settlement incurred in connection with the defense of an Infringement Allegation shall be shared equally by the Parties.  Any damages or other amounts recovered by IntelGenx in connection with any judgment in respect of, or settlement or other resolution of, any Infringement Claim shall be shared fifty percent (50%) by IntelGenx and fifty percent (50%) by Cary.

SECTION 9.5.  Enforcement of Intellectual Property Rights. Each Party shall promptly notify the other Party upon learning of any alleged or threatened infringement, misappropriation, or other violation by a third party of any of the IntelGenx Intellectual Property or any of the Joint Patents or Joint Inventions (any such infringement or other violation referred to herein as an “Infringement Claim”).  IntelGenx shall, at its sole discretion, have the first right to assume sole control over enforcing any such Infringement Claim using counsel of its choice.  IntelGenx shall keep Cary reasonably informed with respect thereto and disclose to Cary all material decisions issued by the courts in such matter.  Cary shall cooperate in all reasonable respects with IntelGenx to the extent requested by IntelGenx and shall execute any documents reasonably necessary to permit IntelGenx to prosecute any resulting suit, join IntelGenx in bringing any related suit as a plaintiff as necessary or advisable to maintain standing, and make available its employees and relevant records to assist in and to provide evidence for such suit.  IntelGenx shall have sole discretion with respect to any settlement or other resolution thereof; provided, however, that in the event that IntelGenx enforces any Infringement Claim, IntelGenx shall not settle or resolve such Infringement Claim without the written consent of Cary, not to be unreasonably withheld or delayed.  Except as otherwise provided in Article XI, all expenses, costs and fees (including reasonable legal fees and expenses) incurred in connection with any Infringement Claim shall be shared equally by the Parties.  Any damages or other amounts recovered by IntelGenx in connection with any judgment in respect of, or settlement or other resolution of, any Infringement Claim shall be shared fifty percent (50%) by IntelGenx and fifty percent (50%) by Cary.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

SECTION 10.1.  IntelGenx hereby represents and warrants to Cary as follows:

SECTION 10.1.1.  Organization.  IntelGenx is a corporation duly organized, validly existing and in good standing under the laws of Canada.

SECTION 10.1.2.  Power and Authority.  IntelGenx has the power and authority to enter into and be bound by the terms and conditions of this Agreement, to license the IntelGenx Intellectual Property to the joint venture, and to otherwise perform its obligations hereunder.

SECTION 10.1.3.  Binding Effect.  IntelGenx has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of IntelGenx and constitutes a legal, valid, binding obligation, enforceable against IntelGenx in accordance with its terms.

SECTION 10.1.4.  No Conflicts; Consents.  Neither the execution and delivery of this Agreement, or any other agreement or instrument contemplated hereby by IntelGenx, nor the performance by IntelGenx of its obligations hereunder or thereunder, will: (a) result in any violation of or constitute a breach of any of the terms or provisions of, result in the acceleration of any obligation under, or constitute a default under (i) the Articles of Incorporation or By-Laws of IntelGenx or (ii) any contract or any other obligation to which IntelGenx or any of its Affiliates is a party or to which any of them are subject or bound; (b) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or governmental body against, or affecting or binding upon, IntelGenx or any of its Affiliates; (c) constitute a violation by IntelGenx or any of its Affiliates of any applicable law or regulation of any jurisdiction as such law or regulation relates to IntelGenx or any of its Affiliates; or (d) require any consent, authorization, or approval of, or notice, declaration, filing or registration by IntelGenx to or with, any governmental authority or any other Person.

SECTION 10.1.5.  Intellectual Property.  IntelGenx is the sole legal and beneficial owner of the IntelGenx Technology and the IntelGenx Intellectual Property and can license the IntelGenx Technology and the IntelGenx Intellectual Property, as set forth in and as contemplated by this Agreement, without the consent of any third party and free of any lien, encumbrance, charge, security interest, mortgage, third party right of first refusal, or other third party interest or claim.  No third party has any ownership, license, right to practice, immunity from suit, option to license or acquire, or similar right, claim, or interest in, under, or to any of the IntelGenx Technology or the IntelGenx Intellectual Property, including without limitation any employee, agent, officer, director or stockholder of IntelGenx.  There are no pending or, to IntelGenx’s knowledge, threatened, judicial, administrative or arbitral actions, claims, suits or proceedings against IntelGenx or which IntelGenx is pursuing or intends to commence, relating to the Product, IntelGenx Technology, IntelGenx Intellectual Property or the license granted under this Agreement.  The IntelGenx Intellectual Property and all intellectual property rights in the IntelGenx Technology are valid and enforceable, and IntelGenx is not aware of, and has not received any communications regarding, any challenges to or of the validity or enforceability of any of the IntelGenx Intellectual Property or any intellectual property rights in the IntelGenx Technology.    To the best of IntelGenx’s knowledge, the exercise of the joint venture’s rights under the IntelGenx Technology and the IntelGenx Intellectual Property as contemplated in this Agreement and the performance of the activities and obligations contemplated by this Agreement (including without limitation the manufacture, use, sale, offer for sale or importation of the Product) will not infringe, misappropriate, misuse, or otherwise violate any intellectual property right of any third party.

SECTION 10.1.6.  Litigation.  There are no pending or, to IntelGenx’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings against IntelGenx relating to the activities contemplated by this Agreement or the Product, or that otherwise could reasonably be expected to adversely affect the Product or IntelGenx’s ability to perform its obligations under this Agreement.

SECTION 10.1.7.  Brokerage.  No broker, finder or similar agent has been employed by or on behalf of IntelGenx, and no Person with which IntelGenx has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

SECTION 10.1.8.  NO ADDITIONAL WARRANTIES.  EXCEPT AS SET FORTH IN THIS AGREEMENT, INTELGENX MAKES NO OTHER REPRESENTATIONS OR WARRANTIES EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

SECTION 10.2.  Cary hereby represents and warrants to IntelGenx as follows:

SECTION 10.2.1.  Organization.  Cary is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

SECTION 10.2.2.  Power and Authority.  Cary has the power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder.

SECTION 10.2.3.  Binding Effect.  Cary has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of Cary and constitutes a legal, valid, binding obligation, enforceable against Cary in accordance with its terms.

SECTION 10.2.4.  No Conflicts; Consents.  Neither the execution and delivery of this Agreement by Cary, or any other agreement or instrument contemplated hereby, by Cary, nor the performance by Cary of its obligations hereunder or thereunder, will:  (a) result in any violation of or constitute a breach of any of the terms or provisions of, result in the acceleration of any obligation under, or constitute a default under (i) the certificate of incorporation or by-laws or similar organizational documents of Cary or (ii) any contract or any other material obligation to which Cary is a party or to which it is subject or bound; (b) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or governmental body against, or affecting or binding upon, Cary; (c) constitute a violation by Cary of any applicable law or regulation of any jurisdiction as such law or regulation relates to Cary; or (d) require any consent, authorization, or approval of, or notice, declaration, filing or registration by Cary to or with, any governmental authority or any other Person.

SECTION 10.2.5.  Brokerage.  In connection with this Agreement or the transactions contemplated hereby, no broker, finder or similar agent has been employed by or on behalf of Cary and no Person with which Cary has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation.

SECTION 10.2.6.  NO ADDITIONAL WARRANTIES.  EXCEPT AS SET FORTH IN THIS AGREEMENT, CARY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE XI

INDEMNIFICATION

SECTION 11.1.  Cary Indemnification.  Cary shall indemnify IntelGenx and its officers, directors, employees and Affiliates (collectively, the “IntelGenx Parties”) against any and all losses, liabilities, damages, costs and expenses, including without limitation costs of investigation and reasonable attorneys’ fees and expenses (collectively, “Losses”), sustained by an IntelGenx Party and arising from

(i)  any breach of any representation or warranty made by Cary in this Agreement or any agreement, instrument or document delivered by Cary pursuant to the terms of this Agreement,

(ii)  any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Cary contained in this Agreement, or except, in each case, to the extent such Losses are caused by IntelGenx’s breach of this Agreement or the willful misconduct or negligence of IntelGenx.

SECTION 11.2.  IntelGenx Indemnification.  IntelGenx shall indemnify Cary and its officers, directors, employees and Affiliates (collectively, the “Cary Parties”) against any and all Losses sustained by any Cary Party and arising from

(i)  any breach of any representation or warranty made by IntelGenx in this Agreement or any agreement, instrument or document delivered by IntelGenx pursuant to the terms of this Agreement,

(ii)  any failure to perform duly and punctually any covenant, agreement or undertaking on the part of IntelGenx contained in this Agreement,

(iii)  the infringement by the Product, the activities contemplated hereby, or the IntelGenx Intellectual Property of any patent, copyright, trade secret or other intellectual property right of any third party, or

(iv)  any death of, or bodily injury to, any person on account of the ingestion or use of any Product to the extent that such death or injury is attributable to or arises out of clinical studies or development work conducted by IntelGenx or its designee(s) or Product manufactured by IntelGenx or at its direction, except, in each case, to the extent such Losses are caused by Cary’s breach of this Agreement or the willful misconduct or negligence of Cary.

SECTION 11.3.  Indemnification Procedures.  Promptly after receipt by a Party of notice of any claim which could give rise to a right to indemnification pursuant to Section 11.1 or 11.2, such Party (the “Indemnified Party”) shall give the other Party (the “Indemnifying Party”) written notice describing the claim in reasonable detail.  The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this Article XI, except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim.  Except as otherwise set forth in Section 9.4, the Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Indemnified Party.  If the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly (and in any event not less than ten (10) days after receipt of the Indemnified Party’s original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability.  All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party.  If the Indemnifying Party elects not to compromise or defend the asserted liability or fails to notify the Indemnified Party of its election to compromise or defend as herein provided, then the Indemnified Party shall have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder.  Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld.  Anything to the contrary notwithstanding, regardless of which Party controls the defense of an asserted liability, the other Party shall have the right, at its own expense, to participate in (but not control) such defense.  If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party copies of any books, records or other documents within its control that are reasonably necessary for such defense.  Notwithstanding anything to the contrary in this Section 11.3, the Party conducting the defense of a claim shall keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other Party is not participating jointly in the defense of such claim).  To the extent desirable and appropriate in connection with the defense of any liability described in this Section 11.3, the Parties shall enter into a joint defense and privilege agreement in customary form.

SECTION 11.4.  Indemnification Payment.  Upon the determination of liability and the amount of the indemnification payment under this Article XI, the appropriate Party shall pay to the other, as the case may be, within ten (10) business days after such determination, the amount of any claim for indemnification made hereunder.

SECTION 11.5.  Effect of Investigation.  The Parties agree and acknowledge that the representations, warranties, indemnification obligations and other covenants contained in this Agreement constitute a bargained-for allocation of risk among the Parties.  Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of a Party or any of its Affiliates or representatives shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, the other Party made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by the Party conducting such due diligence review, audit or other investigation or inquiry, or any of its respective Affiliates or representatives.

ARTICLE XII

LIMITATION OF LIABILITY

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS SUBJECT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES CONSTITUTING LOST PROFITS SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

ARTICLE XIII

TERM AND TERMINATION

SECTION 13.1.  Term.  Unless earlier terminated pursuant to this Article XIII or Section 7.5 , the term of this Agreement shall continue in force and effect from the Effective Date until the later of (i) the date that is fifteen (15) years of the effective date of this Agreement and (ii) the date of expiration of the last to expire of the patents relating to the Product.

SECTION 13.2.  Early Termination.

SECTION 13.2.1.  Subject to this Section 13.2.1, either Party may terminate this Agreement if the other Party is in breach of any material term of this Agreement.  If a Party seeks to so terminate this Agreement based on the other Party’s breach, such Party shall give the other Party written notice thereof setting forth in reasonable detail the default(s) which would form the basis for such termination.  If the defaulting Party fails to correct such default(s) within ninety (90) days after receipt of such notice, then, at the defaulting Party’s option, the asserted breach shall be submitted to arbitration in accordance with Section 15.11.  If the asserted breach is confirmed by such arbitration panel or if the defaulting Party elects not to proceed with arbitration, then the other Party shall have the right to terminate this Agreement immediately upon notice to the defaulting Party.  This Section 13.2.1 shall not be exclusive and shall not be in lieu of any other remedies available to a Party hereto for any default hereunder on the part of the other Party.

SECTION 13.2.2.  If either Party (i) makes a general assignment for the benefit of creditors; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days, then the other Party may by written notice terminate this Agreement in its entirety with immediate effect.

SECTION 13.3.Effect of Termination.

SECTION 13.3.1.  Upon the termination of this Agreement by a non-breaching Party pursuant to Section 13.2.1 or a Party entitled to terminate under Section 13.2.2, the license and rights granted pursuant to Sections 5.1 (if Cary is the Party entitled to terminate under Section 13.2.1 or 13.2.2) or Section 5.2  (if IntelGenx is the Party entitled to terminate under Section 13.2.1 or 13.2.2) shall become irrevocable, fully-paid, royalty-free and non-assessable until the later of (i) the fifteenth (15th) anniversary of the Effective Date and (ii) the date of expiration of the last to expire of the patents relating to the Product. In such event, the Party holding such license shall (i) pay to the other Party (or to the successor, trustee in bankruptcy, or other person or entity legally entitled to receive value on behalf of a Party, subject to the requirements of the next sentence) the share of Net Revenues described in Section 7.4, and (ii) comply with the provisions of Section 7.4 and Section 7.6.  The Party holding such license will make a payment, deliver a report or otherwise grant a right or privilege under this Agreement to the other Party’s successor, trustee in bankruptcy or other person or entity only upon receipt by the Party holding such license of (a) documentary evidence (such as a court order, binding agreement or other instrument) satisfactory to legal counsel for the Party holding such license that the substitute person is entitled to such payment, report, right or privilege, and (b) an indemnity agreement from such substitute person in form and substance satisfactory to legal counsel for the Party holding such license pursuant to which such substitute person will agree to indemnify and hold harmless the Party holding such license from claims made by any other party relating to any payment, report, right or privilege made, given or granted to such substitute person.

SECTION 13.4. Survival.  Articles 8, 11, 12 and 15 and Sections 4.1, 5.5, 7.4, 9.1, 9.2, 13.3, and 13.4 shall survive any expiration or termination of this Agreement.  In addition, unless otherwise expressly set forth herein, no expiration or termination of this Agreement shall have any affect on any payment, right or obligation, representation or warranty under this Agreement accruing or arising prior to such expiration or termination.

ARTICLE XIV

INSURANCE

Each Party shall obtain and maintain at all times during the term of this Agreement, prudent comprehensive general liability coverage appropriate to the level of risk of its activities with reputable and financially secure insurance carriers to cover its potential liabilities associated with its activities related to this Agreement.

ARTICLE XV

MISCELLANEOUS

SECTION 15.1.  Interpretation.  Unless the context of this Agreement otherwise requires, (i) the terms “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation” unless otherwise indicated; (ii) words using the singular or plural number also include the other; (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement, and (v) words of any gender include each other gender.  Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 15.2.  Independent Contractor Status.  It is understood and agreed that the Parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent of the other Party for any purpose whatsoever, and neither Party shall have any authority to enter into any contracts or assume any obligations for the other Party nor make any warranties or representations on behalf of that other Party.

SECTION 15.3.  Waiver.  The waiver by either Party of a breach of any provisions contained herein may only be pursuant to written instrument, signed by the waiving Party, and any such waiver shall in no way be construed as a waiver of any succeeding breach of such provision or the general waiver of the provision itself.

SECTION 15.4.  Successors; Assignment.  This Agreement shall be binding upon and inure to the benefit of each Party’s respective successors and permitted assigns.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed; provided, however, that either Party may assign this Agreement without the other Party’s consent, to any Affiliate of such Party or any entity which acquires substantially all of such Party’s assets or business to which this Agreement relates; provided that in any case the assignee of IntelGenx’s rights and obligations hereunder shall own or control the IntelGenx Intellectual Property and any other rights or interests necessary to meet IntelGenx’s obligations hereunder.  In the event a Party assigns this Agreement, in whole or in part, to any Person without the other Party’s consent in accordance with this Section 15.4, such assigning Party shall promptly notify the other Party in writing of such assignment.

SECTION 15.5.  Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same, including, without limitation, the Prior Agreement and any Memorandum of Understanding, letter of intent, or other document relating to the subject matter of this Agreement.  This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties.  Furthermore, it is the intention of the Parties that this Agreement is controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both Parties, and that waivers and amendments shall be effective only if made by non-pre-printed agreements clearly understood by both Parties to be an amendment or waiver of any provision of this Agreement.

SECTION 15.6.  Severability.  If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

SECTION 15.7.  Further Assurances.  Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

SECTION 15.8.  Publicity.  Each of the Parties agrees that no publicity release or announcement concerning the transactions contemplated hereby shall be issued without the advance written consent of the other, except as such release or announcement may be required by law or the rules or regulations of any securities exchange on which a Party’s or its Affiliate’s securities may be traded, in which case the Party making the release or announcement shall, before making any such release or announcement, afford the other Party a reasonable opportunity to review and comment upon such release or announcement.

SECTION 15.9.  Notice and Reports.  All notices, consents or approvals required by this Agreement shall be in writing sent by certified or registered air mail, postage prepaid, by reputable overnight courier, or by confirmed facsimile to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Parties in accordance with this Section 15.9:

To IntelGenx:

IntelGenx Corp.
6425 Abrams
Ville Saint-Laurent
Quebec H4S 1X9 Canada
Attention:  Horst Zerbe
Facsimile:  (514) 331-0436

To Cary:

Cary Pharmaceuticals Inc.
9903 Windy Hollow Road
Great Falls, Virginia 22066
Attention:  Douglas Cary
Facsimile: (703) 759-6492

Notices shall be deemed effective on the date of receipt if sent by mail, and on the date of transmission if sent by confirmed facsimile.

SECTION 15.10.  Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

SECTION 15.11.  Dispute Resolution.

SECTION 15.11.1.  Any dispute, controversy or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration in Delaware, pursuant to the rules of the American Arbitration Association.  Any award rendered shall be final and conclusive upon the Parties and a judgment thereon may be entered in a court having competent jurisdiction.  Each of the Parties shall bear its own costs and expenses, including attorney’s fees incurred in any dispute which is determined and/or settled by arbitration pursuant to this Section.  Except where clearly prevented by the area in dispute, both Parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved.  Arbitration shall not prevent any Party from seeking injunctive relief where such remedy is an appropriate form of remedy under the circumstances.  Any dispute, controversy or claim relating to: (i) the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Product; (ii) the scope, validity, enforceability or infringement of any trademark rights relating to any Product; or (iii) any Party’s potential breach of its confidentiality obligations under this Agreement shall be submitted to a court of competent jurisdiction in the territory in which such patent or trademark rights were granted or arose.

SECTION 15.12.  Force Majeure  Except as otherwise provided in this Agreement, a Party shall not be liable for nonperformance or delay in performance (other than obligations regarding confidentiality) caused by any event reasonably beyond the control of such Party including, but not limited to, wars, acts of terrorism, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

SECTION 15.13.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Joint Venture Agreement to be effective as of the Effective Date.

Exhibit 31.1

CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Horst Zerbe, Chief Executive Officer of the IntelGenx Technologies Corporation (the "registrant"), certify that:

1.

I have reviewed this quarterly report on Form 10-Q of IntelGenx Technologies Corporation;

2.

Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.

Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.

The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a)

designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)

evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)

disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.

The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a)

all significant deficiencies and material weaknesses in the design or operation of our financial reporting internal controls which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b)

any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls over financial reporting.

Date: May 15, 2008

/s/ Horst Zerbe
----------------------------------
Horst Zerbe
Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Gino Di Iorio, Principal Accounting Officer of IntelGenx Technologies Corporation (the "registrant"), certify that:

1.

I have reviewed this quarterly report on Form 10-Q of IntelGenx Technologies Corporation;

2.

Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.

Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.

The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a)

designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)

evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)

disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.

The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a)

all significant deficiencies and material weaknesses in the design or operation of our financial reporting internal controls which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b)

any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls over financial reporting.

Date: May 15, 2008

/s/ Gino Di Iorio
------------------------------
Gino Di Iorio
Principal Accounting Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of IntelGenx Technologies Corporation (the "Company") on Form 10-Q for the period ending March 31, 2008, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Horst Zerbe, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Sec. 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge and belief:

(1)

The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)

The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Horst Zerbe
-------------------------------
Horst Zerbe
Chief Executive Officer
May 15, 2008

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request. The foregoing certifications are accompanying the Company's Form 10-Q solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Form 10-Q or as a separate disclosure document.

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of IntelGenx Technologies Corporation (the "Company") on Form 10-Q for the period ending March 31, 2008, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Gino Di Iorio, Principal Accounting Officer of the Company, certify, pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Sec. 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge and belief:

(1)

The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)

The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Gino Di Iorio
-------------------------------
Gino Di Iorio
Principal Accounting Officer
May 15, 2008

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request. The foregoing certifications are accompanying the Company's Form 10-Q solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Form 10-Q or as a separate disclosure document.